QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.5

CONSENT AND AMENDMENT
TO THE
CONTRACT FOR THE PURCHASE OF FIRM CAPACITY AND ENERGY

        This CONSENT AND AMENDMENT TO THE CONTRACT FOR THE PURCHASE OF FIRM CAPACITY AND ENERGY (this "Agreement") is entered into as of July 16, 2004, by and among GEORGIA POWER COMPANY, a Georgia corporation ("GPC"), DUKE ENERGY MARKETING AMERICA, LLC, a Delaware limited liability company ("DEMA"), DUKE CAPITAL LLC, a Delaware limited liability company ("DUKE CAPITAL"), and DUKE ENERGY MURRAY, LLC (to be known from and after the Effective Date as "KGEN MURRAY I AND II LLC"), a Delaware limited liability company ("DE Murray").

RECITALS

        A.    GPC and DEMA (the successor by merger to Duke Energy Southeast Marketing, LLC) entered into the Contract for the Purchase of Firm Capacity and Energy on June 3, 2002 (as amended, the "PPA"), pursuant to which DEMA agreed to sell to GPC, and GPC agreed to purchase from DEMA, capacity and associated energy from the Facility (as defined in the PPA). Capitalized terms used but not otherwise defined in this Agreement have the meanings given such terms in the PPA.

        B.    Duke Energy North America, LLC ("DENA") has entered into a Purchase and Sale Agreement dated as of May 3, 2004 among DENA, Duke Energy Capital of Texas, Inc. and KGen Partners LLC (as amended, the "PSA") pursuant to which, among other things, all of DEMA's rights and obligations under the PPA will be assigned to DE Murray and all of the membership interests in DE Murray will be acquired by KGen Partners LLC or a wholly-owned subsidiary thereof (KGen Partners LLC and/or one or more of its subsidiaries, as applicable, the "Buyer").

        C.    Duke Capital, as Seller Guarantor under the PPA, executed the Guaranty Agreement dated June 3, 2002 in favor of GPC (the "Guaranty Agreement"), as required pursuant to Section 7.1 of the PPA. Duke Capital will continue to provide Eligible Collateral under the PPA after the closing of the transactions contemplated by the PSA, notwithstanding that it will no longer be an affiliate of DE Murray.

        D.    On June 3, 2002, DEMA and DE Murray entered into the Capacity and Energy Sales Agreements (also called the Electric Energy and Ancillary Service Sales Agreement) (the "Output Agreement") whereby DE Murray agreed to sell to DEMA certain electrical output from the Facility which DEMA, in turn, used to satisfy its obligations to GPC pursuant to the PPA. Once DE Murray is a party to the PPA, the Output Agreement will no longer be required and, as such, DEMA and DE Murray will terminate such agreement.

        E.    DEMA has requested that GPC (a) consent to the assignment of the PPA from DEMA to DE Murray, the assignment of the membership interests in DE Murray from DENA to Buyer, the termination of the Output Agreement and a collateral assignment of Buyer's interest in the PPA to a collateral agent for the benefit of the lenders (the "Acquisition Lenders") providing financing to Buyer and certain other secured creditors described in the Lender Consent (as defined below) and (b) amend the PPA in certain respects in order to facilitate the foregoing.

        F.     In connection with Duke Capital continuing to provide Eligible Collateral and in order to preserve the protections afforded to Duke Capital when it was providing Eligible Collateral on behalf of an affiliate, Duke Capital has requested that (a) GPC provide prior written notice to Duke Capital of any written modification or waiver of the PPA that could reasonably be expected to materially increase the likelihood of a drawing under or materially increase the exposure of any Eligible Collateral provided or to be provided by or on behalf of Duke Capital, and (b) the obligation of Duke Capital to provide Eligible Collateral cease with respect to obligations under the PPA arising after the earlier to occur of (i) GPC's consent (except for its consent under Section 1.1 hereof or its consent under Sections l(a), l(b), 1(e)(i) or l(e)(ii) of the Lender Consent) in writing after the Effective Date to (1) a

Change of Control Transaction with respect to the owner of the Facility or (2) an assignment of the PPA or any portion thereof pursuant to 19.1 of the PPA, subject to certain exceptions and (ii) the acquisition of equity interests resulting in a Change of Control Transaction to the extent described in and in accordance with the provisions of clause 1(f) of the Lender Consent.

        G.    The parties hereto now desire to enter into this Agreement to evidence certain consents, amendments and further agreements, all conditioned upon the closing of the transactions contemplated by the PSA.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1
AGREEMENTS

        Section 1.1.    PPA Consent.    Notwithstanding anything to the contrary contained in the PPA, including without limitation Sections 3.3, 19.1, 19.2 and 19.3 thereof, subject to the satisfaction of the conditions set forth in Section 2.1 below, GPC hereby consents to (a) the assignment by DEMA of all of its rights and obligations under the PPA to DE Murray (and, as a result, the termination of the Output Agreement), (b) the sale by DENA of the membership interests in DE Murray to Buyer, and (c) the collateral assignment of Buyer's interest in the PPA to a collateral agent for the benefit of the lenders providing financing to Buyer and the other secured parties described therein (and, with respect to such collateral assignment, GPC hereby agrees to execute and deliver a consent in favor of such a collateral agent substantially in the form of the consent (the "Lender Consent") attached hereto as Exhibit A). In connection with the assignment referred to in clause (a) above, DE Murray hereby assumes as of the Effective Date all of DEMA's liabilities, duties, obligations, risk of loss and other responsibilities, whether existing or contingent, relating to and under the PPA. As contemplated by Section 19.4.2 of the PPA, GPC hereby releases and forever discharges as of the Effective Date DEMA and its directors, officers and employees from any and all liabilities, duties, obligations, risk of loss and other responsibilities, whether existing or contingent, relating to and under the PPA. Duke Capital hereby consents to (a) the assignment by DEMA of all of its rights and obligations under the PPA to DE Murray (and, as a result, the termination of the Output Agreement), (b) the sale by DENA of the membership interests in DE Murray to Buyer, (c) the assumption by DE Murray as of the Effective Date of all of DEMA's liabilities, duties, obligations, risk of loss and other responsibilities, whether existing or contingent, relating to and under the PPA, and (d) the release of DEMA and its directors, officers and employees as provided in the preceding sentence.

        Section 1.2.    PPA Amendments.

          (a)   The definition of "Seller" in the preamble of the PPA shall be deleted in its entirety and replaced with the following:

            "KGen Murray I and II LLC, a limited liability company organized and existing under the laws of the State of Delaware ("Seller")."

  All references throughout the PPA to "Duke Energy Murray, LLC" (or "DEMu") as an entity that is separate and distinct from "Seller" shall be replaced with "Seller" or deleted, as reflected in the redlined version of the PPA attached hereto as Exhibit B.

          (b)   The definition of "Seller Guarantor" in Section 1.1.118 of the PPA is hereby amended in its entirety by replacing the current definition with the following:

            "Seller Guarantor"—means a Person that, at the time of execution and delivery of its Seller Guaranty (a) has (i) an investment grade such that its senior unsecured debt (or issuer rating if such Person has no senior unsecured debt rating) is rated at least BBB- (by

    Standard & Poor's Rating Group) and at least Baa3 (by Moody's Investor Services, Inc.) and (ii) a consolidated Net Worth of at least four hundred million dollars ($400,000,000.00); or (b) is reasonably acceptable to Buyer as having a verifiable credit worthiness and Net Worth sufficient to secure Seller Guarantor's obligations under its Seller Guaranty."

  In connection with the aforementioned amendment to the definition of Seller Guarantor, the form of Seller Guaranty set forth in Appendix H of the PPA is hereby amended by replacing the second sentence of the second paragraph of Section 1 in its entirety with the following:

            "The phrase "payment obligations" does not include any obligation incurred after any transaction or series of related transactions are consummated after the "Effective Date" (as defined in the Consent referred to below) which results in Obligor being an affiliate of an ultimate parent entity other than MatlinPatterson Global Opportunities Partners II L.P. immediately after such transaction(s), if such transaction(s) either (a) are consented to by Beneficiary in writing or (b) constitute a Change of Control Transaction to the extent described in and effectuated in accordance with Section 1.3(b) of the Consent and Amendment to the Contract for the Purchase of Firm Capacity and Energy dated as of July 16, 2004 among Beneficiary, Obligor, Duke Capital, LLC and Duke Energy Marketing America, LLC (the "Consent"). For purposes of this definition, a person or entity is an affiliate of an ultimate parent entity if such ultimate parent entity is the person or entity who directly or indirectly owns fifty percent (50%) or more of such person's or entity's outstanding capital stock or other equity interests having ordinary voting power and who does not itself have an ultimate parent entity (other than, in the case of MatlinPatterson Global Opportunities Partners II L.P., its general partner)."

          (c)   In order to reflect that the Output Agreement is being terminated in connection with the assignment of the PPA to Seller, the references to, and any phrases containing any reference to, the Output Agreement in the PPA, including without limitation Sections 3.3, 19.3 and 19.4 thereof, are hereby amended to read as set forth on the redlined version of the PPA attached hereto as Exhibit B.

          (d)   Section 19.2 of the PPA is hereby amended by replacing all references to "Duke Capital Corporation" in Section 19.2 with "MatlinPatterson Global Opportunities Partners II L.P.".

          (e)   Section 3.3, "Seller Covenants," is hereby amended in its entirety to read:

            "3.3.1 Seller agrees that from and after the earlier of the 180th day following the Effective Date or May 31, 2005, it shall maintain one or more agreements to provide for the operations and maintenance of the Facility which Seller shall enter into only with Persons that satisfy the requirements of clauses (a) and (b) of the definition of Qualified Entity (and Duke Energy North America, LLC or any of its Affiliates shall be deemed to satisfy such requirements) and each of which agreements shall (i) be consistent with the requirements of this Agreement, (ii) require compliance with Prudent Industry Practices, (iii) provide that Buyer shall be a third party beneficiary of the agreement with a right to enforce such agreement provided that an Event of Default by the Seller shall have occurred under this Agreement relating to the operation and maintenance of the Facility, and (iv) include other provisions that are consistent with Prudent Industry Practices, which shall be deemed satisfied if such agreement includes terms substantially consistent with the term sheet attached as Exhibit C to the Consent and Amendment to the Contract for the Purchase of Firm Capacity and Energy dated as of July 16, 2004 (the "Consent"); provided that notwithstanding the foregoing the July 8, 2004 draft of the Operation and Maintenance Agreement, attached as Exhibit D to the Consent, between Seller and Duke Energy Murray Operating, LLC (and any substantially similar final agreement thereof or any replacement agreement on substantially similar terms with Duke Energy North America, LLC or any of its Affiliates) shall be deemed to satisfy the requirements of this section. At the time when Seller enters into any operation and maintenance agreement, it shall provide to Buyer a certification that such agreement complies with this covenant and shall also provide Buyer with a copy of such agreement (with pricing and economic terms redacted). Seller acknowledges that this covenant is a material obligation of the Agreement.

            3.3.2 Seller agrees from and after the earlier of the 180th day following the Effective Date or May 31, 2005, it shall maintain one or more agreements to provide for fuel supply or fuel management services for the Facility which Seller shall enter into only with Persons that (i) have the expert professional and technical capability to arrange for and/or supply the fuel supply for the Facility and (ii) have current experience in excess of three (3) years in supplying or arranging for the supply of Natural Gas to combustion turbine and/or steam turbine generating facilities. Sequent Energy, Inc and its Affiliates are deemed to meet the foregoing criteria. Each such fuel supply or fuel management agreement shall be consistent with the requirements of this Agreement. At the time Seller enters into any fuel supply or fuel management agreement, it shall provide to Buyer a certification that such agreement complies with the foregoing requirements of this covenant and shall also provide Buyer with a copy of such agreement (with pricing and economic terms redacted). In the event that Seller experiences failures in fuel supply that result in the Monthly Availability Percentage (provided that for these purposes the calculation of the Monthly Availability Percentage shall not include energy Scheduled during any period of Forced Outage other than as a result of failure of fuel supply) of less than 70% for four consecutive months, then upon the written request of Buyer, Seller shall deliver a cure plan to Buyer that demonstrates Seller's commercially reasonable efforts to remedy such unavailability, including by entering into firm transportation agreements on commercially reasonable terms as soon as reasonably practicable to assure that the Facility can reasonably be expected to meet the day-ahead energy Schedules of Buyer. Seller acknowledges that this covenant is a material obligation of the Agreement."

          (f)    The PPA is also hereby amended to include those other miscellaneous PPA changes (including certain amendments to the representations and warranties of Seller in Section 3.1 of the PPA) which, together with the changes described in this Section 1.2, are set forth on the redlined version of the PPA attached hereto as Exhibit B. For the avoidance of doubt, the version of the PPA attached hereto as Exhibit B is not intended to be an operative document and is being attached only for purposes of reflecting the additional amendments to the PPA reflected therein that the parties have agreed to pursuant to Section 1.2 of this Agreement.

        Section 1.3.    Duke Capital Eligible Collateral Understanding.    Notwithstanding anything to the contrary contained in the PPA, GPC agrees that Duke Capital shall be released from its obligations with respect to Eligible Collateral for obligations under the PPA arising from and after the earlier to occur of:

          (a)   GPC's consent (except for its consent under Section 1.1 hereof or its consent under Sections 1(a), 1(b), 1(e)(i) or 1(e)(ii) of the Lender Consent) in writing after the Effective Date to (i) a Change of Control Transaction with respect to the owner of the Facility or (ii) an assignment of the PPA or any portion thereof pursuant to Section 19.1 of the PPA (except for an assignment of the Monthly Energy Payment to an entity designated by Seller as responsible for supplying fuel to the Facility in accordance with the terms of the PPA); or

          (b)   the acquisition of equity interests after the Effective Date resulting in a Change of Control Transaction with respect to the owner of the Facility to the extent described in and in effectuated in accordance with Section 1(f) of the Lender Consent.

        Section 1.4    Notice of PPA Amendments.    GPC acknowledges that (i) DE Murray, KGen Murray LLC, and KGen LLC have entered into an agreement with Duke Capital pursuant to which DE

Murray, KGen Murray LLC, and KGen LLC have agreed not to permit any written modification or waiver of the PPA that could reasonably be expected to materially increase the likelihood of a drawing under or materially increase the exposure of any Eligible Collateral provided or to be provided by Duke Capital and (ii) pursuant to such agreement, any such amendments to the PPA require DE Murray to obtain Duke Capital's prior written consent. GPC agrees to provide Duke Capital (at least 5 Business Days prior to the effectiveness thereof) with copies of any proposed amendment to the PPA that GPC believes could reasonably be expected to materially increase the likelihood of a drawing under or materially increase the exposure of any Eligible Collateral provided or to be provided by or on behalf of Duke Capital.

ARTICLE 2
MISCELLANEOUS

        Section 2.1.    Conditions Precedent.    This Agreement constitutes a binding agreement among the parties as of the date hereof, but, notwithstanding anything to the contrary herein, the provisions of Article 1 and Section 2.2(b) hereof are conditioned upon and subject to the following:

          (a)   the closing of the transactions contemplated by the PSA (the "Effective Date");

          (b)   the occurrence both before and after giving effect to the transactions contemplated by the PSA to occur on the Effective Date of no fact or circumstance arising from the transactions contemplated by the PSA which results in a Seller's Default or Event of Default under the PPA, including under Section 7.1 thereof which requires Eligible Collateral to be provided to GPC. For purposes of clarification, when determining whether a Seller's Default or Event of Default results after giving effect to the transactions described in Section 2.1(b), references to the PPA shall mean the PPA as amended in accordance with Section 1.2 hereof;

          (c)   the assignment of the Firm Fuel Transportation Agreement, between DEMA and East Tennessee Natural Gas Company, dated December 31, 2003, from DEMA to DE Murray;

          (d)   GPC's receipt of replacement certificates of insurance evidencing the required insurance coverage for Seller under Section 14.1 and Appendix E of the PPA and providing a minimum of thirty (30) Days advance notice to GPC of cancellation or material change in coverage; and

          (e)   GPC's receipt (which shall be deemed to include, without limitation, public notice of such written order) from the Georgia Public Service Commission of a written order approving without condition (or, if conditional, only with such conditions that are reasonably acceptable to GPC) the transactions described herein as they relate to the PPA, unless the Georgia Public Service Commission decides that such order or approval is not necessary (in which case this clause (e) shall not be a condition precedent under this Section 2.1). For purposes of this Section 2.1(e), such order or approval shall be deemed to be reasonably acceptable to GPC upon the earlier to occur of (i) GPC providing written notice to DEMA of such acceptance by GPC and (ii) the 5th Business Day after GPC's receipt of such order or approval, unless in the case of this clause (ii) GPC has notified DEMA in writing on or prior to such 5th Business Day that such order or approval is not reasonably acceptable to GPC.

        Section 2.2    Representations and Warranties.    Each party represents and warrants that (a) it is validly organized under the laws of its jurisdiction and has full corporate or limited liability company power, as applicable, to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or limited liability company and governmental action, as applicable, and do not contravene its organizational documents, and (c) this Agreement has been validly executed and delivered by it. DE Murray represents and warrants on the Effective Date (after giving effect to the transactions contemplated by the PSA to occur on the Effective Date) that the representations and warranties contained in

Section 3.1.1 through 3.1.5 of the FPA, as amended in accordance with Section 1.2 hereof are true and correct in all material respects.

        Section 2.3.    No Other Amendments.    Except as amended, modified or waived by this Agreement, the PPA remains in full force and effect as originally written.

        Section 2.4.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

        Section 2.5.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute a single instrument.

        Section 2.6.    Amendments.    No waiver, amendment or other modification to the terms of this Agreement shall be valid unless in writing and signed by the parties hereto.

[The remainder of the page is intentionally left blank.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEORGIA POWER COMPANY
By:	/s/ Ronnie L. Bates
Name:	Ronnie L. Bates
Title:	Senior Vice President Planning Sales and Service
DUKE ENERGY MARKETING AMERICA, LLC
By:	/s/ Len C Mitchell, Jr
Name:	Len C Mitchell, Jr
Title:	Vice President
DUKE CAPITAL LLC
By:	/s/ Illegible
Name:
Title:
DUKE ENERGY MURRAY, LLC (to be known from and after the Effective Date as "KGEN MURRAY I AND II LLC")
By:	/s/ Lindsay A. Hall
Name:	Lindsay A. Hall
Title:	Vice President

QuickLinks

CONSENT AND AMENDMENT TO THE CONTRACT FOR THE PURCHASE OF FIRM CAPACITY AND ENERGY